CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-235651 and 333-162702 of GSK plc on Form S-8 of our report dated June 10, 2026, relating to the financial statements and supplemental schedule of the GSK Puerto Rico 401(k) Plan, appearing in this Annual Report on Form 11-K of the GSK Puerto Rico 401(k) Plan for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
June 10, 2026